EXHIBIT 10.1

CARS.COM INC.

EXECUTIVE SEVERANCE PLAN

Table of Contents

Page

1.	Purpose of Plan1
2.	Certain Defined Terms1
3.	Eligible Employees2
4.	Term of the Plan2
5.	Administration of the Plan2
6.	Amendment or Termination of Plan2
7.	Benefits under this Plan2
8.	Release Requirement4
9.	Timing and Form of Payment of Severance Amount4
10.	No Mitigation/Offset4
11.	Legal Expenses4
12.	Severability; Waiver4
13.	Employment Status5
14.	Tax Withholdings5
15.	Section 409A.5
16.	Successors6
17.	Governing Law6

-i-

Cars.com Inc.
Executive Severance Plan

Purpose of Plan

.  The purpose of this Cars.com Inc. Executive Severance Plan (the “Plan”) is to provide individuals who are designated as Participants in the Plan severance benefits in the event of certain involuntary terminations of employment.

Certain Defined Terms

.  Certain terms used herein have the definitions given to them in the first place in which they are used, and all other defined terms have the meanings set forth below in this Section 2.

(a)	“Annual Base Salary” means a Participant’s regular rate of annual base salary as in effect immediately preceding such Participant’s Qualifying Termination.
(b)	“Board” means the Company’s Board of Directors.
(c)	“Cause” means a termination of a Participant’s employment following the occurrence of any of the following events, each of which shall constitute a “Cause” for such termination:
(i)	any material misappropriation of funds or property of the Company or its affiliate by the Participant;
(ii)	unreasonable and persistent neglect or refusal by the Participant to perform his or her duties which is not remedied within thirty (30) days after receipt of written notice from the Company;
(iii)	conviction, including a plea of guilty or of nolo contendere, of the Participant of a securities law violation or a felony; or
(iv)	material violation of the Company’s employment policies by a Participant.
(d)	“Committee” means the Compensation Committee of the Board of Directors of the Company.
(e)	“Company” means Cars.com Inc.
“Qualifying Termination” means an involuntary termination of a Participant’s employment by the Company (other than for Cause)

.  Any determination as to whether a termination is a Qualifying Termination shall be made in the reasonable, good faith discretion of the Committee.  In no event shall a Participant’s voluntary termination or a termination due to a Participant’s death or disability constitute a Qualifying Termination under this Plan.  Additionally, a Qualifying Termination shall not occur if the Participant’s employment is terminated in connection with a restructuring, reorganization, redundancy, merger, acquisition, sale, spinoff, outsourcing, transfer, or other similar condition or transaction, in such circumstances where the Participant is offered employment by the Company, a successor organization or other entity related to the transaction with an Annual Base Salary that is not materially less than that paid to the Participant prior to such change.  The Company shall provide written notice of the Qualifying Termination, and the date of a Qualifying Termination shall be the Participant’s separation from service with the Company in accordance with the notice.

(g)

“Severance Multiple” means (i) with respect to a Participant who is the Chief Executive Officer of the Company, one and one half (1.5) and (ii) with respect to any other Participant, such number from one half (.5) to one (1.0), as designated by the Committee.

Eligible Employees

.  This Plan shall apply solely with respect to the Company’s key employees who are designated by the Board or the Committee as participants (the “Participants”). The Board or the Committee shall also designate the Severance Multiple of each Participant who is not the Chief Executive Officer of the Company. Designation as a Participant shall be effective as of the date of such Board or Committee action.  The Committee and the Board reserve the right to add new Participants or terminate the participation of a Participant at any time and in its sole discretion, but a Participant may not be removed from participation in the Plan or have the Participant’s Severance Multiple reduced without at least six (6) months’ advance notice.

Term of the Plan

.  This Plan shall be effective commencing as of June 1, 2017, the day following the spin-off of the Company from TEGNA Inc., and shall continue until the Committee terminates the Plan.  The termination of the Plan shall not affect any unsatisfied obligations under this Plan that have arisen prior to the termination with respect to Participants who have received notice of a Qualifying Termination prior to the termination.

Administration of the Plan

.  This Plan shall be administered by the Committee or its delegee.  All actions taken and all determinations by the Committee shall be final and binding on all persons claiming any interest in or under this Plan.

Amendment or Termination of Plan

.  Following the Effective Date, the Committee and the Board reserve the right to amend or terminate the Plan at any time, but the amendment or termination of this Plan shall not affect any obligations under this Plan that have arisen prior to the date of such amendment or termination and no reduction in the benefits under this Plan through a plan amendment or plan termination shall become effective unless the Company provides at least six (6) months’ advance written notice to the affected Participants.

7.Benefits under this Plan. Upon a Qualifying Termination, a Participant shall, subject to the terms and conditions of this Plan including Section 8, be entitled to receive the following (the “Severance Benefits”):

(a)	a severance payment (the “Severance Amount”) equal to the Participant’s Severance Multiple multiplied by the sum of: (i) the Participant’s Annual

Base Salary, plus (ii) the average annual bonus the Participant earned with respect to the three most recent fiscal years for which the Participant had been paid (or was eligible for) a bonus prior to the date of the Qualifying Termination. For purposes of this subsection, “average annual bonus the Participant earned” will be calculated for any fiscal year prior to the Participant’s commencement of employment by using Participant’s target bonus percentage assigned at the commencement of Participant’s employment, and will be calculated for the fiscal year in which the Participant commenced employment by annualizing the annual bonus earned with respect to that year.

(b)

an amount equal to the monthly COBRA cost of the Participant’s medical and dental coverage in effect as of the Termination Date multiplied by (i) 18 for a Participant who is the Chief Executive Officer, (ii) 12 for those Participants with a Severance Multiple of 1.0, (iii) 6 for those Participants with a Severance Multiple of 0.5, and (iv) a prorated number between 6 and 12 for those Participants with a Severance Multiple between 0.5 and 1.0.

(c)

for stock-based awards, unless specifically provided otherwise in the award document at the time of grant, service credit and continued vesting in such awards for the 12-month period following a Qualifying Termination except that for the Company’s Chief Executive Officer the service credit and continued vesting shall be for the 18-month period following a Qualifying Termination and shall apply only to stock-based awards granted on or after November 2, 2016 with prior stock-based awards for the Company’s Chief Executive Officer subject to the terms of any prior employment agreement. The stock-based awards that become payable because of such service credit and continued vesting shall be paid at the same time such awards would have been paid if the Participant had remained employed for such period but no earlier than the payment date set forth in Section 9 for the Severance Amount.

a prorated portion of the Participant’s annual bonus for the fiscal year in which the Participant is terminated based on the Company’s actual performance and based on the Participant’s individual performance at target (i.e., actual CPF and 100% IPF), paid at the time that annual bonuses are paid to similarly situated executives but no earlier than the payment date set forth in Section 9 for the Severance Amount.  In the event that the Termination Date falls between January 1 and the date that annual bonuses are to be paid with respect to the prior fiscal year, the Participant shall also be entitled to a receive the annual bonus for that year, based on the Company’s actual performance and the Participant’s actual performance,  paid at the time that annual bonuses are paid  to similarly situated executives but no earlier than the payment date set forth in Section 9 for the Severance Amount. In addition, a Participant shall be paid in accordance with normal payroll practices all earned but unpaid compensation, accrued vacation and accrued but unreimbursed expenses required to be reimbursed through the date of termination (the “Accrued Obligations”).

Notwithstanding the foregoing, in the event that a Participant experiences a Qualifying Termination under circumstances that entitle the Participant to compensation and benefits under the Company’s Change in Control Severance Plan, the Participant shall receive compensation and benefits under the Company’s Change in Control Severance Plan and not under this Plan.

Release Requirement

.  A Participant shall not be entitled to the Severance Benefits unless the Participant has signed and not revoked, within (i) 30 days after the date of such Participant’s Qualifying Termination if such termination is not treated as part of a group termination under the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act (“ADEA”) or (ii) 55 days after the date of such Participant’s Qualifying Termination if such termination is treated as part of a group termination under ADEA, a release and covenant agreement in the form attached hereto as Exhibit A (the “Release and Restrictive Covenant Agreement”) or such other form that the Committee deems appropriate.  The Participant shall forfeit all rights under this Plan if such Release and Restrictive Covenant Agreement is not executed and irrevocable by that date.

Timing and Form of Payment of Severance Amount

.  Subject to the Release and Restrictive Covenant Agreement becoming effective and irrevocable on the Release Effective Date (as defined in Exhibit A) after the Participant’s Qualifying Termination, the Severance Amount shall be payable in a lump sum on the 5th business day after the Release Effective Date except to the extent required by Section 409A, if the period to execute the Release and Restrictive Covenant Agreement spans two calendar years, the payment shall be made on the later of the 5th business day after the Release Effective Date or the first business day of such second calendar year.

No Mitigation/Offset

.  A Participant shall not be required to mitigate damages or the amount of any payment provided for under this Plan by seeking other employment or otherwise, nor shall any payments hereunder be subject to offset in respect of any claims that the Company may have against a Participant, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned as a result of such Participant’s employment with another employer.

Legal Expenses

.  If, with respect to any alleged failure by the Company to comply with the terms of this Plan, a Participant institutes or responds to legal action to assert or defend the validity of, enforce his or her rights under, or recover damages for breach of the terms of this Plan or, following termination of employment, the Release and Restrictive Covenant Agreement, and thereafter the Company is found in a judgment no longer subject to review or appeal to have breached this Plan or, following termination of employment, the Release and Restrictive Covenant Agreement in any material respect, then the Company shall indemnify the Participant for his or her reasonable attorneys’ fees and costs in connection with such legal action and such indemnification payment shall be made within 60 days after such judgment.

Severability; Waiver

.  If any provision of this Plan or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions of this Plan which can be given effect without the invalid or unenforceable provision, and to this end the provisions of this Plan are to be severable.  No waiver by either party of any breach by the other party of any provision or conditions of this Plan shall be deemed to be a waiver of any other provision or condition at the same or any prior or subsequent time.

Employment Status

.  This Plan does not constitute a contract of employment or impose on a Participant or the Company or its subsidiaries any obligation to retain the Participant as an employee or change the status of such Participant’s employment to anything other than “at will.”  The Company reserves the right to terminate a Participant for any or no reason at its convenience.

Tax Withholdings

.  The Company may withhold from any payments due to a Participant hereunder, such amounts as the Company may determine are required to be withheld under applicable federal, state and local tax laws.

15.Section 409A.

General

.  It is intended that payments and benefits made or provided under this Plan shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Plan shall be interpreted and administered in accordance with that intent; however, the Company shall not be responsible for any such taxes.  If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict.  Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code.  In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.  Despite any contrary provision of this Plan, any references to termination of employment or date of termination shall mean and refer to the date of a Participant’s “separation from service,” as that term is defined in Section 409A of the Code and Treasury regulation Section 1.409A-1(h).

Delay of Payment

.  Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the termination date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to a Participant under this Plan during the six (6)-month period immediately following a Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of a Participant’s separation from service shall be accumulated and paid to such Participant on the first (1st) business day of the seventh (7th) month following such Participant’s separation from service (the “Delayed Payment Date”).  If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of such Participant’s estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of his or her death.

Successors

.  This Plan shall be binding upon the successors and assigns of the Company.

Governing Law

.  This Plan shall be governed by and construed under and in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

Exhibit A
Release of Claims and Restrictive Covenant Agreement

This Release of Claims and Restrictive Covenant Agreement (this “Agreement”) is entered into by you [____________________] and Cars.com Inc. (the “Company”) in connection with your separation from employment with the Company and in accordance with the Cars.com Inc. Executive Severance Plan (the “Plan”).  Capitalized terms used and not defined herein shall have the meanings provided in the Plan.  You and the Company agree to the following:

(1)	Date of Termination. Your final day as an employee of the Company is _______________, 20_____ (the “Date of Termination”).
(2)

Severance Benefits.  Provided that you execute this Agreement, do not later revoke your acceptance, and that this Agreement becomes effective and non-revocable on or before _______________, 20_____, you will receive (a) a lump sum cash payment in the amount of $__________, less legally-required withholdings, payable on __________, (b) continued service credit and vesting for [12][18] months in the following stock-based awards ____________ and (c) a prorated portion of the annual bonus, if any, for the year in which your employment is terminated based on actual performance and paid at the time that annual bonuses are paid to similarly situated key employees.

(3)

Release Deadline.  You will receive the benefit described in paragraph 2 above only if you sign this Agreement on or before _______________, 20_____.  In exchange for and in consideration of the benefits offered to you by the Company in paragraph 2 above, you agree to the terms of this Agreement.

(4)	Release of Claims. You agree that this is a full and complete Release of Claims. Accordingly, you and the Company agree as follows:

The Release of Claims means that you agree to give up forever any and all legal claims, or causes of actions, you may have, or think you have, against the Company, any of its subsidiaries, related or affiliated companies, including any predecessor or successor entities, and their respective directors, officers, and employees (collectively, the “Company Parties”)

.  This Release of Claims includes all legal claims that arose at any time before or at the time you sign this Agreement; it also includes those legal claims of which you know and are aware, as well as any legal claims of which you may not know or be aware, including claims for breach of contract, claims arising out of any employment agreement you may have or under the Plan, claims of intentional or negligent infliction of emotional distress, defamation, breach of implied covenant of good faith and fair dealing, and any other claim arising from, or related to, your employment by the Company.

Notwithstanding the foregoing, by executing this Release of Claims, (i) you will not forfeit or release your right to receive your vested benefits under a qualified retirement plan, the Cars.com Share Appreciation Rights Plan, or

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the Cars.com, LLC Long Term Incentive (but you will forfeit your right to receive any further severance or annual bonus award); your vested outstanding awards under the Cars.com, Inc. Omnibus Incentive Compensation Plan comprised of [specify any outstanding vested awards] any rights to indemnification and advancement of expenses under the Company’s By-laws and/or directors’ and officers’ liability insurance policies; any other rights under the Plan that are intended to survive a termination of employment; any legal claims or causes of action arising out of actions allegedly taken by the Company after the date of your execution of this Agreement; any rights you have under applicable workers compensation laws; any benefits or monies paid in the normal course to employees separating from employment such as payment of accrued but unused vacation and reimbursement of valid and appropriate business expenses; or any other claims that cannot lawfully be released.  The matters referenced in this paragraph are referred to as the “Excluded Matters.”

Several laws of the United States and of the State of Illinois create claims for employees in various circumstances

.  These laws include the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the Genetic Information Non-discrimination Act, and the Virginia Human Rights Act.  Several of these laws also provide for the award of attorneys’ fees to a successful plaintiff.  You agree that this Release of Claims specifically includes any possible claims under any of these laws or similar state and federal laws, including any claims for attorneys’ fees.

By referring to specific laws we do not intend to limit the Release of Claims to just those laws

.  All legal claims for money damages, or any other relief that relate to or are in any way connected with your employment with the Company or any of its subsidiaries, related or affiliated companies, are included within this Release of Claims, even if they are not specifically referred to in this Agreement.  The only legal claims that are not covered by this Release of Claims are the Excluded Matters.

(d)

Except for the Excluded Matters, we and you agree that neither party will say later that some particular legal claim or claims are not covered by this Release of Claims because we or you were unaware of the claim or claims, because such claims were overlooked, or because you or we made an error.

You specifically confirm that, as far as you  know, no one has made any legal claim in any federal, state or local court or government agency relating to your employment, or the ending of your employment, with the Company

.  If, at any time in the future, such a claim is made by you, or someone acting on behalf of you, or by some other person or a governmental agency, you

91004-0040/135756924.1	A-2

agree that you will be totally and completely barred from recovering any money damages or remedy of any kind, except in the case of any legal claims or causes of action arising out of any of the Excluded Matters.  This provision is meant to include claims that are solely or in part on your behalf,  or claims which you  have or have not authorized.

This Agreement, and the Release of Claims, will not prevent you from filing any future administrative charges with the United States Equal Employment Opportunity Commission (“EEOC”) or a state fair employment practices (“FEP”) agency, nor from participating in or cooperating with the EEOC or a state FEP agency in any investigation or legal action undertaken by the EEOC or a state FEP agency

.  However, this Agreement, and the Release of Claims, does mean that you may not collect any monetary damages or receive any other remedies from charges filed with or actions by the EEOC or a state FEP agency.  This Agreement and the Release of Claims do not prohibit you from participating in an investigation, filing a charge or otherwise communicating with any federal, state or local government office, official or agency, including, but not limited to, Department of Labor, National Labor Relations Board, or the Securities and Exchange Commission.  Nothing in this Agreement shall prohibit you from seeking and obtaining a whistleblower award from a government agency, as provided for, protected under or warranted by applicable law, including Section 21F of the Securities Exchange Act of 1934, as amended.

(5)	Restrictive Covenants.
(a)

[You hereby reaffirm the Restrictive Covenant Agreement you previously entered into (a copy of which is attached to this Agreement).] [You agree that in consideration for the payment under paragraph 2 above, for a period of twelve (12) months after the Date of Termination (the “Restricted Period”), you will not, without the written consent of the Company, obtain or seek a position with a Competitor (as defined below) in which you will use or are likely to use any confidential information or trade secrets of the Company or its affiliates including, but not limited to, a position in which you would have duties for such Competitor within the United States that involve Competitive Services (as defined below) and that are the same or similar to those duties actually performed by you for the Company.

You understand and agree that the relationship between the Company and each of its employees constitutes a valuable asset of the Company and may not be converted to your own use. Accordingly, you hereby agree that during the Restricted Period, you shall not, directly or indirectly, on your own behalf or on behalf of another person, solicit or induce any employee of the Company or any affiliate of the Company to terminate his or her employment relationship with the Company or any affiliate of the Company or to enter into employment with another person or entity

.  The foregoing shall not apply to employees who respond to solicitations of employment

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directed to the general public or who seek employment at their own initiative.

(c)

For purposes of this paragraph 5, “Competitive Services” means the business of selling or otherwise providing a national searchable online resource to individuals and businesses seeking to purchase, sell or lease (other than short-term rentals) passenger cars or light trucks through internet websites or digital platforms (including in conjunction with any competitive platform or business listed in the last sentence of this paragraph 5(c)) or selling or otherwise providing to third parties through such websites or platforms products and services substantially equivalent to those included in the Customer Packages offered by the Company and “Competitor” means any individual or any entity or enterprise engaged, wholly or in part, in Competitive Services. The parties acknowledge that the Company or its affiliates may from time to time during the term of this Agreement change or increase the line of goods or services they provide, and you agree to amend this Agreement from time to time to include such different or additional goods and services to the definition of “Competitive Services” for purposes of this paragraph 5.  The following is intended to constitute a nonexclusive list of National Restricted Businesses: ADP/Cobalt, AOL Autos, Autobytel/AutoUSA, Autolist, Autotrader.com, CarFax/HIS, CarGurus, CarsDirect/Internet Brands, CarsforSale.com, CarSoup.com, DealerTrack/Dealer.com, eBay Motors, Edmunds.com, KBB.com, LotLinx, MSN Autos, TrueCar, Yahoo! Autos.]

[During the course of your employment and as part of the performance of your various duties you came into the possession of information which the Company or its affiliates consider to be Confidential and Proprietary Information and which is not generally disclosed or made known to the trade or public

.  This includes, but is not limited to, information bearing on strategic planning, finances, shareholder matters, budgets, audience, research, marketing, personnel, management of the company and its affiliated companies, and relationships with advertisers, vendors and suppliers.  You agree that unless duly authorized in writing by the Company, you will not at any time divulge or use in connection with any business activity any trade secrets or confidential and proprietary information first acquired by you during and by virtue of your employment with the Company or its affiliates.  You agree that you will not retain any copies of such materials, whether in hard copy or electronic copy, and will not use or disclose to anyone any such Confidential or Proprietary Information, in any form.]

You agree that you will not make any statements, oral or written, or cause or allow to be published in your name, or under any other name, any statements, interviews, articles, books, web logs, editorials or commentary (oral or written) that are critical or disparaging of the Company, the

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Company’s affiliates, or any of their operations, or any of their officers, employees or directors

.

(f)

You agree that due to your position of trust and confidence the restrictions contained in this paragraph 5 are reasonable, and the benefits conferred on you in this Agreement are adequate consideration, and since the nature of the Company’s business is national in scope, the geographic restriction herein is reasonable.

You acknowledge that a breach of this paragraph 5 would cause irreparable injury and damage to the Company which could not be reasonably or adequately compensated by money damages

.  Accordingly,  you  acknowledge that the remedies of injunction and specific performance shall be available in the event of such a breach, and the non- breaching party shall be entitled to money damages, costs and attorneys’ fees, and other legal or equitable remedies, including an injunction pending trial, without the posting of bond or other security.  Any period of restriction set forth in this paragraph 5 shall be extended for a period of time equal to the duration of any breach or violation thereof.

(h)

In the event of your breach of this paragraph 5, in addition to the injunctive relief described above, the Company’s remedy shall include the forfeiture or return to the Company of any payment made or due to you or on your behalf under paragraph 2 above.

(i)

In the event that any provision of this paragraph 5 is held to be in any respect an unreasonable restriction, then the court so holding may modify the terms thereof, including the period of time during which it operates or the geographic area to which it applies, or effect any other change to the extent necessary to render this paragraph 5 enforceable, it being acknowledged by the parties that the representations and covenants set forth herein are of the essence of this Agreement.

(6)

Cooperation.  You agree to fully cooperate and assist the Company in the defense of any investigations, claims, charges, arbitrations, grievances, or lawsuits brought against the Company or any of its operations, or any officers, employees or directors the Company or any of its operations, as to matters of which you have personal knowledge necessary, in the Company’s judgment, for the defense of the action.  You agree to provide such assistance reasonably consistent with the requirements of your other obligations and the Company agrees to pay your reasonable out-of-pocket expenses incurred in connection with this assistance and such expenses will be paid in accordance with Treasury Regulation 1.409A-3(i)(1)(iv)(A).

(7)

Entire Agreement.  You agree that this Agreement contains all of the details of the agreement between you and the Company with respect to the subject matter hereof.  Nothing has been promised to you, either in some other written document or orally, by the Company or any of its officers, employees or directors, that is not included in this Agreement.

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(8)	No Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of Company Parties.
(9)

Governing Law and Venue.  All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.  The parties agree to submit to the jurisdiction of the federal and state courts sitting in Delaware, for all purposes relating to the validity, interpretation, or enforcement of this Agreement.

(10)

Time to Consider; Effectiveness.  Please review this Agreement carefully.  We advise you to talk with an attorney before signing this Agreement.  So that you may have enough opportunity to think about this offer, you may keep this Agreement for [21(if not a group termination under ADEA)][45 (if a group termination under ADEA)] days from the date of termination of your employment.  You acknowledge that this Agreement was made in connection with your participation in the Plan and was available to you both prior to and immediately at the time of your termination of employment.  For that reason you acknowledge and agree that the [21-day]][45-day] consideration period identified in this paragraph commenced to run, without any further action by the Company immediately upon your being advised of the termination of your employment.  Consequently, if you desire to execute this Agreement, you must do so no later than _______________, 20_____.  Should you accept all the terms by signing this Agreement on or before _______________, 20_____, you may nevertheless revoke this Agreement within seven (7) days after signing it by notifying ____________________ in writing of your revocation.  We will provide a courtesy copy to your attorney, if you retain one to represent you and you request us to do so.  If you choose to retain counsel to review and advise you concerning this Agreement that shall be considered a personal expense on your part and not be reimbursed or indemnified.  If you wish to accept this Agreement, please confirm your acceptance of the terms of the Agreement by signing the original of this Agreement in the space provided below.  The Agreement will become effective, and its terms will be carried out beginning on the day following the seven (7)-day revocation period  (“Release Effective Date”).

(11)

Knowing and Voluntary.  By signing this Agreement you agree that you have carefully read this Agreement and understand its terms.  You also agree that you have had a reasonable opportunity to think about your decision, to talk with an attorney or advisor of your choice, that you have voluntarily signed this Agreement, and that you fully understand the legal effect of signing this Agreement.

Date:
EMPLOYEE

Date:
CARS.COM INC.
By:
Title:

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